Multimedia Access Corporation letterhead



November l, 1995



Mr. Philip M. Colquhoun
6201 Sandydale Drive
Dallas, TX 75248

RE: Offer of Employment

Dear Phil,

On behalf of MultiMedia Access Corporation, (MMAC), I am pleased to extend to you an offer of employment as President and General Manager of Viewpoint Systems Inc. and Osprey Technology Inc., both wholly owned subsidiaries of MultiMedia Access Corporation. The details of our offer are as follows:

1. Your start date will be 11/01/95.

2. Your base salary will be $7,500 per month, payable semi-monthly on or about the 15th and 30th of each month for the period from your start date through December 31, 1995. As of January 1, 1996, your salary will be $ 11,667 per month. You will receive a signing bonus of $3,500.00 which will be paid in the first payroll check of 1996.

3. You will be eligible to participate in the MultiMedia Access Corporation Executive Bonus program (cash and/or stock). Your 1996 cash bonus plan is 50% of your base salary and is payable upon accomplishment of objectives as attached. You will receive a guaranteed draw of one-half of your 1996 bonus potential (or $35,000), 25% of which will be paid to you at the end of each quarter. If your total bonus earned in 1996 is more than $35,000, the draw will be subtracted from your total 1996 bonus payment. If the total 1996 bonus is less than $35,000 (or zero), the draw is non-recoverable. Bonus plans are subject to change from year to year at the sole discretion of the Board of Directors

4. MMAC agrees that at a meeting of its Board of Directors to be held on November 28, 1995, you will be granted an initial option pursuant to the Company's 1995 Stock Option Plan to purchase up to 200,000 shares of MMAC Common Stock at an option price equal to the then current Fair Market Value (as defined in the Plan), such Option to be exercisable as to 12/60th of the Shares at the expiration of the first year following the date of grant of the Option and as to an additional l/60th of the shares at the expiration of each of the next consecutive 48 months thereafter. You will also have the right to an additional grant of an option for an additional


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50,000 shares of MMAC Common Stock, at the then Fair Market Value,  after (i) 18 months of service to MMAC. or (ii) upon approval of the Board of Directors. The agreement pursuant to which the initial Option is granted, will provide that the Option will be immediately exercisable as to all of the Option Shares in the event of a Change of Control, provided however, that only 100,000 of the Option Shares (in addition to what has already been vested) shall be immediately exercisable in the event the Change of Control results from a business combination with Reply Corporation prior to June 30, 1996. In the event of a business combination with Reply Corporation within such time period, the Option Shares which remain unexercisable shall become exercisable based on the original vesting schedule.

5. In addition to rights granted under the 1995 Employee Stock Option Plan, for purposes hereof and for purposes of the Stock Option Plan pursuant to which the Option is granted, a "Change of Control" shall be deemed to have occurred if (i) MMAC sells substantially all of its assets, or (ii) MMAC merges or combines with another entity following which MMAC is not the surviving entity.

If your grant under the 1995 Employee Stock Option Plan is repriced, resulting in the cancellation of existing option grant and the reissuance of new grant at the revised pricing, the new grant, related to this agreement, will be for not less than 50% of the original Option grant.

The Board of Directors of MMAC will have the right to accelerate the exercise dates with respect to all or a portion of the Option Shares based on your performance.

6. You will be entitled to participate in the Company's standard benefits plan applicable to all employees as described in the MMAC Outline of Benefits. You will also receive 15 days vacation, 5 days of which will be taken between Christmas and New Years.

7. This is intended to be an agreement to employ you for not less than 12 months. After 12 months, if your employment is terminated by MMAC for other than Cause, MMAC will pay you severance payments in an amount equal to six months salary plus one half of the earned or guaranteed bonus for the year in which the termination takes place. These severance payments shall be paid in semi-monthly installments over the six month period. The term "Cause" shall mean (a.) Employee engages in actions involving willful and material insubordination, misconduct or gross negligence, (b.) Employee is convicted of, or pleads nolo contendere to, a felony or a crime involving moral turpitude, (c.) Employee is habitually absent, or (d.) Employee has failed to meet the reasonable performance standards expected of an executive of your experience and skill. The existence or nonexistence of Cause will be determined by the Company's Board of Directors after notice in writing is given to Employee of such determination. Except in the case of (b.) above, employee shall be given the opportunity to make a presentation to the Board of Directors for its consideration.

If you resign from MMAC or are terminated with Cause, you will receive two weeks salary after your resignation/termination date.

8. If you are removed from your position as President and General Manager of either subsidiary (unless mutually agreeing thereto), or if you shall be required to relocate your office


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or residence outside of the Dallas/Fort Worth Metroplex,  and as a result of any such event or such relocation you elect to terminate your employment, such termination shall be treated as a termination of your employment by MMAC without Cause.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, which requires MMAC to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification Form I-9, with instructions, as required by such Act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

This offer is further contingent upon your execution of (i) the MultiMedia Access Corporation Proprietary Rights and Information Agreement in the form attached hereto, and (ii) the MultiMedia Access CorPoration Indemnification Agreement in the form attached hereto.

Phil, we look forward to working with you. Please indicate your acceptance by signing and returning to me a copy of the offer letter.


Sincerely,

                                 MultiMedia Access Corporation


                                 By:  /s/ Glenn A. Norem
                                      -------------------------------------
                                      Glenn Norem
                                      President and Chief Executive Officer

Accepted by:

  /s/ Philip M. Colquhoun
---------------------------
   Philip M. Colquhoun

          1-15-96
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           Date